PROSPECTUS SUPPLEMENT	Filed Pursuant to Rule 424(b)(2)
(To Prospectus Dated August 31, 2018)	Registration No. 333-227149 and 333-227149-01

FNB FINANCIAL SERVICES, LP

$500,000,000

SUBORDINATED TERM NOTES AND DAILY NOTES

Pursuant to the prospectus, FNB Financial Services, LP is offering up to Five Hundred Million Dollars ($500,000,000) aggregate principal amount of its nonnegotiable subordinated term, daily and special daily notes (the “New Notes”), which are fully and unconditionally guaranteed by F.N.B. Corporation, (the “Company”). Renewals of Notes issued by the Company prior to 2005 and still outstanding carry the same interest rates as their corollary New Notes.

The following annual interest rates are applicable to both New Notes and Outstanding Notes effective June 17, 2020.

	ANNUAL INTEREST RATE	ANNUAL PERCENTAGE YIELD
Subordinated Daily Notes	0.50%	0.50%

Subordinated Special Daily Notes MINIMUM BALANCE $25,000.00	0.90%	0.90%

Subordinated JUMBO Daily Notes MINIMUM BALANCE $100,000.00	1.10%	1.10%

Subordinated Term Notes
3 Month	0.75%	0.75%
6 Month	0.95%	0.95%
9 Month	0.95%	0.95%
12 Month	1.00%	1.00%
15 Month	1.10%	1.10%
18 Month	1.15%	1.15%
21 Month	N/A	N/A
24 Month	1.20%	1.21%
27 Month	1.25%	1.26%
30 Month	1.25%	1.26%
36 Month	1.35%	1.36%
48 Month	1.50%	1.51%
60 Month	1.55%	1.56%
84 Month	2.00%	2.02%
120 Month	2.50%	2.52%

This Prospectus Supplement is dated June 17, 2020.